[Logo of Deloitte & Touche]

                    (LETTERHEAD OF DELOITTE & TOUCHE LLP)


January 31, 2000

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

Re:   Realmark Property Investors Limited Partnership V
      (Commission File #:0-16561)

We have read Item 4 of Form 8-K of Realmark Property Investors Limited Partnership V (the "Company") dated January 19, 2000 and have the following comments:

1. We agree with the statements made in the first paragraph, except that the date of our resignation was January 11, 2000, not January 11, 1999. With respect to our "withdrawal letter", our letter was the standard AICPA SEC Practice Section Notification Letter confirming the cessation of the client-auditor relationship, a copy of which was provided to the Office of the Chief Accountant of the Securities and Exchange Commission.

2. We agree with the statements made in the second paragraph. However, a reader might infer from the reference to the audit of the Company's financial statements for the fiscal year ended December 31, 1999 that we would perform this audit. This is not the case, given our resignation as auditors.

3.    We agree with the statements made in the third paragraph.

4. We agree with the statements made in the fourth paragraph, however, we believe that the statements made regarding the "Draft Letter" require clarification. The document referred to as the "Draft Letter" is a draft of our report dated April 30, 1999 that communicates certain matters considered to be material weaknesses in the Company's internal controls as well certain other observations regarding internal controls and other matters relating to the Company. On May 25, 1999, we provided a copy of the draft report to Company representatives and reviewed the draft report with the representatives at that time. The draft report was not finalized and issued, and, in light of our resignation as auditors, will not be finalized and issued.

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January 31, 2000
Securities and Exchange Commission
Page 2


5. We agree with the statements made in the fifth paragraph, except that the following material weaknesses in internal controls related to other
      Realmark Partnerships and were not pertinent to Realmark Property Investors Limited Partnership V:

      o     inadequate support for certain construction account disbursements
      o inadequate provisions for the maintenance of a separate property and joint venture account.

6. We have no basis for agreeing or disagreeing with the statements made in the sixth paragraph, however, we wish to refer the reader to our response to paragraph four above regarding our draft report.

7.    We agree with the statements made in the seventh paragraph.

8. We have no basis for agreeing or disagreeing with the statements made in the eighth paragraph.

9.    We agree with the statements made in the ninth paragraph.

Very truly yours,
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP